                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.  )*


                                  iParty Corp.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                            Series B Preferred Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   46261 R 10
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     /X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------ ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Millennia Partners Limited Partnership

------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

------- -----------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER

                                2,204,297
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 2,204,297

                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                0

------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,204,297

------- -----------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                / /

------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.3%

------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN

------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------ ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Millennia Associates Partnership

------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

------- -----------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER

                                40,633
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 40,633

                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                0

------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        40,633

------- -----------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                / /

------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%

------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN

------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------ ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Glen Partners Limited Partnership

------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

------- -----------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,204,297

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,204,297

------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,204,297

------- -----------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                / /

------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.3%

------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN

------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------ ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        A. Dana Callow, Jr.

------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

------- -----------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER


       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,244,930

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON

                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,244,930

------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,244,930

------- -----------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                / /

------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.6%

------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN

------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------ ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert S. Sherman

------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

------- -----------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER


       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,244,930

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON

                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,244,930

------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,244,930

------- -----------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                / /

------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.6%

------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN

------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------ ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Martin J. Hernon

------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

------- -----------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER


       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,244,930

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON

                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,244,930

------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,244,930

------- -----------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                / /

------- -----------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.6%

------- -----------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN

------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Statement on Schedule 13G is being filed on behalf of (i) Boston Millennia Partners Limited Partnership ("BMP"), (ii) Boston Millennia Associates Partnership ("BMPA"), (iii) Glen Partners Limited Partnership ("GP LP"), (iv) A. Dana Callow, Jr., (v) Robert S. Sherman and (vi) Martin J. Hernon. BMP, BMPA and Messrs Callow, Sherman and Martin are collectively referred to as the "Reporting Persons".

ITEM 1.

         (a)      NAME OF ISSUER

                  iParty Corp.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  130 West 30th Street, 10th Floor
                  New York, NY  10001

ITEM 2.


                  ITEM 2(a)                              ITEM 2(b)                      ITEM 2(c)

         NAME OF PERSON FILING                            ADDRESS               CITIZENSHIP OR PLACE OF
                                                                                      ORGANIZATION

Boston Millennia Partners                   c/o Boston Millennia Partners               Delaware
   Limited Partnership                      30 Rowes Wharf
                                            Boston, MA  02110

Boston Millennia                            c/o Boston Millennia Partners               Delaware
   Associates Partnership                   30 Rowes Wharf
                                            Boston, MA  02110

Glen Partners                               c/o Boston Millennia Partners               Delaware
   Limited Partnership                      30 Rowes Wharf
                                            Boston, MA  02110

A. Dana Callow, Jr.                         c/o Boston Millennia Partners               United States
                                            30 Rowes Wharf
                                            Boston, MA  02110

Robert S. Sherman                           c/o Boston Millennia Partners               United States
                                            30 Rowes Wharf
                                            Boston, MA  02110

Martin J. Hernon                            c/o Boston Millennia Partners               United States
                                            30 Rowes Wharf
                                            Boston, MA  02110

ITEM 2(d).

         TITLE OF CLASS OF SECURITIES

         This Schedule 13G report relates to the Series B Preferred Stock of iParty Corp. (the "Issuer"), which is immediately convertible into Common Stock of the Issuer

ITEM 2(e).

         CUSIP NUMBER

         46261 R 10


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13(D)-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a)      ----     Broker or Dealer registered under Section 15 of the
                           Securities Exchange act of 1934 ("the Act").

         (b)      ---      Bank as defined in Section 3(a)(6) of the Act.

         (c)      ----     Insurance Company as defined in Section 3(a)(19) of
                           the Act.

         (d)      ---      Investment Company registered under Section 8 of the
                           Investment Company Act of 1940.

         (e)      ---      Investment adviser registered under Section 203 of
                           the Investment Advisers Act of 1940.

         (f)      ---      Employee Benefit Plan, Pension Fund which is subject
                           to the provision of the Employee Retirement Income
                           Security Act of 1974 or endowment Fund; see Rule
                           13-d(b)(1)(ii)(F) of the Act.

         (g)      ---      Parent Holding company, in accordance with
                           Rule 13(d)-1(b)(ii)(G) of the Act.

         (h)      ---      Group, in accordance with rule 13d-1(b)(ii)(H) of
                           the Act.

         None of the above.

ITEM 4.  OWNERSHIP.

         (a)      AMOUNT BENEFICIALLY OWNED

         As of December 31, 2000, each of the following is the holder of record and beneficial holder of the number of shares of Common Stock indicated below;


                                                         SERIES B PREFERRED STOCK
                                                  RECORD HOLDER           BENEFICIAL HOLDER
                                                  -------------           -----------------

         BMP                                        2,204,297                2,204,297
         BMAP                                          40,633                   40,633
         GP LP                                       0 shares                2,204,297
         Mr. Callow                                  0 shares                2,244,930
         Mr. Sherman                                 0 shares                2,244,930
         Mr. Hernon                                  0 shares                2,244,930

         (b)      PERCENT OF CLASS

                  BMP                   15.3%
                  BMAP           LESS THAN 5%
                  GP LP                 15.3%
                  Mr. Callow            15.6%
                  Mr. Sherman           15.6%
                  Mr. Hernon            15.6%


GP LP, by virtue of its status as the sole General Partner of BMP may be deemed to be the beneficial owner of 2,204,297 shares, representing beneficial ownership of 15.3%. By virtue of their status as managers of GP LP and managing partners of BMA, each of Messrs. Callow, Sherman, and Hernon may be deemed to 2,244,930 representing in the case of each Partner, beneficial ownership of 15.6%. The foregoing percentages are based on the number of shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10QSB of the Issuer for the quarter ended September 30, 2000 and the number of shares into which shares of Series B Preferred Stock held by such Reporting Persons are convertible into.

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                  --------------------------------------------


                                                                  NUMBER OF SHARES
                                                -----------------------------------------------------------------------------
(c)  REPORTING PERSON
     ----------------
                                                             (i)                (ii)                (iii)                (iv)
                                                 ----------------------------------------------------------------------------

BMP                                                   2,204,297                   0            2,204,297                       0
BMAP                                                     18,063                   0               18,063                     0
GP LP                                                         0           2,204,297                    0             2,204,297
A. Dana Callow, Jr.                                                       2,244,930                                  2,244,930
Robert S. Sherman                                                         2,244,930                                  2,244,930
Martin J. Hernon                                                          2,244,930                                  2,244,930

(i) Sole power to vote or direct the vote

(ii) Shared power to vote or to direct the vote

(iii) Sole power to dispose or to direct the disposition of

(iv) Shared power to dispose or to direct the disposition of

         Each of the Reporting Persons expressly disclaims beneficial ownership of any shares of Common Stock of Deltagen, Inc., except any shares held directly of record or any shares in which they have an actual pecuniary interest.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.

                  Not applicable. BMP LP and BMAP expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(H).

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

         Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13-1(f) under Section 13(d) of the Act.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Date:  February __, 2001


                                            BOSTON MILLENNIA PARTNERS
                                            LIMITED PARTNERSHIP

                                            By:  Glen Partners II Limited
                                                 Partnership
                                                 its general Partner


                                            By:  /s/ MARTIN J. HERNON
                                                 ------------------------------
                                            Martin J. Hernon, General Partner


                                            BOSTON MILLENNIA ASSOCIATES
                                            PARTNERSHIP


                                            By:  /s/ MARTIN J. HERNON
                                                 ------------------------------
                                            Martin J. Hernon, Managing Partner

                                            GLEN PARTNERS
                                            LIMITED PARTNERSHIP


                                            By:  /s/ MARTIN J. HERNON
                                                 ------------------------------
                                            Martin J. Hernon, General Partner


                                            /s/ A. DANA CALLOW, JR.
                                            -----------------------------------
                                            A. Dana Callow, Jr.


                                            /s/ ROBERT S. SHERMAN
                                            -----------------------------------
                                            Robert S. Sherman


                                            /s/ MARTIN J. HERNON
                                            -----------------------------------
                                            Martin J. Hernon

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of iParty Corp. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.



                                             BOSTON MILLENNIA PARTNERS
                                             LIMITED PARTNERSHIP

                                             By:  Glen Partners II Limited
                                                  Partnership
                                                  its general Partner


                                             By:  /s/ MARTIN J. HERNON
                                                  -----------------------------
                                             Martin J. Hernon, General Partner


                                             BOSTON MILLENNIA ASSOCIATES
                                             PARTNERSHIP


                                             By:  /s/ MARTIN J. HERNON
                                                  -----------------------------
                                             Martin J. Hernon, Managing Partner

                                             GLEN PARTNERS
                                             LIMITED PARTNERSHIP


                                             By:  /s/ MARTIN J. HERNON
                                                  -----------------------------
                                             Martin J. Hernon, General Partner


                                             /s/ A. DANA CALLOW, JR.
                                             ----------------------------------
                                             A. Dana Callow, Jr.


                                             /s/ ROBERT S. SHERMAN
                                             ----------------------------------
                                             Robert S. Sherman


                                             /s/ MARTIN J. HERNON
                                             ----------------------------------
                                             Martin J. Hernon